                                                                EXHIBIT 11

                        BARRETT BUSINESS SERVICES, INC.
                      STATEMENT OF CALCULATION OF AVERAGE
                           COMMON SHARES OUTSTANDING

                                        Three Months       Nine Months
                                           Ended              Ended
                                        Sept. 30, 1995     Sept. 30, 1995
                                        --------------     --------------
Primary Earnings Per Share:
  Weighted average number of shares          6,483,181         6,468,749

    Stock option plan shares to be
    issued at prices ranging from
    $3.50 to $16.363 per share                 314,762           308,213

    Warrant issues at a price of
    $4.20 per share                             90,000           101,355

    Less:  Assumed purchase at average
    market price during the period
    using proceeds received upon
    exercise of options and purchase
    of stock, and using tax benefits
    of compensation due to premature
    dispositions                              (221,269)         (221,559)
                                           -----------       -----------
    Total Primary Shares                     6,666,674         6,656,758
                                           ===========       ===========


Fully Diluted Earnings Per Share:
    Weighted average number of shares        6,483,181         6,468,749

    Stock option plan shares to be
    issued at prices of ranging
    from $3.50 to $16.363 per share            314,762           308,213

    Warrant issues at a price of $4.20
    per share                                   90,000           101,355

    Less:  Assumed purchase at the higher
    of ending or average market price
    during the period using proceeds
    received upon exercise of options
    and purchase of stock, and using
    tax benefits of compensation due to
    premature dispositions                    (202,057)         (203,621)
                                           -----------       -----------

    Total Diluted Shares                     6,685,886         6,674,696
                                           ===========       ===========